                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                            DATED AS OF MAY 24, 2002

                                     BETWEEN

                                FIRSTMARK CORP.,

                         TECSTAR ELECTRO SYSTEMS, INC.,

                          15251 DON JULIAN ROAD, INC.,

                                       AND

                                DON JULIAN, INC.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE I  DEFINITIONS AND RULES OF CONSTRUCTION..................................................................1
         1.1  Definitions.........................................................................................1
         1.2  Rules of Construction...............................................................................7

ARTICLE II  PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES..................................................7
         2.1  Purchase and Sale of Assets.........................................................................7
         2.2  Assignment and Assumption of Liabilities............................................................9
         2.3  Excluded Assets....................................................................................10
         2.4  No Other Liabilities Assumed.......................................................................10

ARTICLE III  PURCHASE PRICE AND PAYMENT..........................................................................12
         3.1  Payment of Purchase Price..........................................................................12
         3.2  Escrow Agreement...................................................................................12
         3.3  Further Assurances.................................................................................13
         3.4  Acknowledgement of Adequacy of Purchase Price......................................................13
         3.5  Delivery of Closing Cash and Escrow Funds..........................................................13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................13
         4.1  Organization and Standing..........................................................................13
         4.2  Authorization......................................................................................14
         4.3  Financial Statements...............................................................................14
         4.4  Absence of Specified Changes.......................................................................14
         4.5  Litigation.........................................................................................15
         4.6  Intangible Property................................................................................15
         4.7  Tax Returns........................................................................................16
         4.8  Material Breach....................................................................................16
         4.9  Compliance with Law................................................................................16
         4.10  Employees.........................................................................................16
         4.11  Absence of Undisclosed Liabilities................................................................16
         4.12  Material Agreements...............................................................................17
         4.13  Representations...................................................................................17
         4.14  Title to Assets; Encumbrances.....................................................................17
         4.15  Employee Benefit Plans............................................................................17
         4.16  Good Title Conveyed, Etc..........................................................................17
         4.17  Assets Necessary to Business......................................................................18
         4.18  Machinery and Equipment...........................................................................18

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................18
         5.1  Authorization......................................................................................18
         5.2  Litigation.........................................................................................18
         5.3  Sufficient Funds...................................................................................18

ARTICLE VI  COVENANTS OF SELLER AND PARENTS; OTHER AGREEMENTS....................................................18
         6.1  Consents and Approvals.............................................................................18
         6.2  Commercially Reasonable Efforts....................................................................19
         6.3  Bankruptcy Actions.................................................................................19
         6.4  Efforts............................................................................................20
         6.5  Condition of Assets................................................................................21
         6.6  Access.............................................................................................21
         6.7  Notice of Developments.............................................................................21
         6.8  Survival...........................................................................................21

ARTICLE VII  COVENANTS OF PURCHASER..............................................................................21
         7.1  Assumed Obligations................................................................................21
         7.2  Further Assurances.................................................................................21
         7.3  Survival...........................................................................................21
         7.4  Efforts............................................................................................21
         7.5  Notice of Developments.............................................................................21

ARTICLE VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...................................................22
         8.1  Corporate Action...................................................................................22
         8.2  Execution and Delivery of Closing Documents........................................................22
         8.3  Accuracy of Representations and Warranties.........................................................22
         8.4  Certification......................................................................................22
         8.5  Bankruptcy Court Approval..........................................................................22
         8.6  Insurance..........................................................................................22
         8.7  Facility Lease.....................................................................................22
         8.8  Release of Liens...................................................................................22
         8.9  Employment Agreement...............................................................................22

ARTICLE IX  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER........................................................23
         9.1  Execution and Delivery of Closing Documents........................................................23
         9.2  Accuracy of Representations and Warranties.........................................................23
         9.3  Bankruptcy Court Approval..........................................................................23
         9.4  Waiver of Severance................................................................................23
         9.5  Insurance..........................................................................................23

ARTICLE X  CLOSING...............................................................................................23
         10.1  Closing...........................................................................................23
         10.2  Deliveries by Seller..............................................................................23
         10.3  Deliveries by Purchaser...........................................................................24
         10.4  Form of Instruments...............................................................................24

ARTICLE XI  TERMINATION..........................................................................................24
         11.1  Termination.......................................................................................24
         11.2  Termination Fee...................................................................................25

ARTICLE XII  ADDITIONAL POST-CLOSING COVENANTS...................................................................26
         12.1  Employees.........................................................................................26
         12.2  Employee Benefit Plans............................................................................26
         12.3  Joint Post-Closing Covenant of Purchaser and Seller...............................................27
         12.4  Certain Consents..................................................................................28
         12.5  Name of Purchaser's Business......................................................................28
         12.6  Accounts Receivable/Collections...................................................................28
         12.7  Access to Information.............................................................................28
         12.8  Bankruptcy Protection.............................................................................29
         12.9  Durham Pension Plan Dispute.......................................................................29
         12.10  Insurance........................................................................................29

ARTICLE XIII  MISCELLANEOUS......................................................................................29
         13.1  Expenses..........................................................................................29
         13.2  Modification; Waiver..............................................................................30
         13.3  Notices and Other Communications..................................................................30
         13.4  Counterparts......................................................................................31
         13.5  Headings..........................................................................................31
         13.6  No Third Party Beneficiaries......................................................................31
         13.7  APPLICABLE LAW AND JURISDICTION...................................................................31
         13.8  Binding Nature; Assignment........................................................................31
         13.9  Tax Matters.......................................................................................32
         13.10  Construction.....................................................................................32
         13.11  Public Announcements.............................................................................32
         13.12  Entire Agreement.................................................................................33
         13.13  No Survival......................................................................................33
         13.14  Enforceability...................................................................................33
         13.15  Attorneys' Fees and Other Expenses...............................................................33
         13.16  Time.............................................................................................33
         13.17  Successors and Assigns...........................................................................33
         13.18  Further Assurances...............................................................................33

EXHIBITS

Exhibit A          -    Approval Motion
Exhibit B          -    Facilities Lease
Exhibit C          -    Form of Bill of Sale



SCHEDULES

Schedule 1.1       -    Permitted Liens
Schedule 2.1(a)    -    Assumed Equipment Leases; Assumed Contracts: Excluded
                        Insurance Policies
Schedule 2.1(c)    -    Acquired Assets
Schedule 2.2       -    Assumed Obligations
Schedule 4.3       -    Latest Balance Sheets
Schedule 4.5       -    Litigation
Schedule 4.7       -    Tax Disputes
Schedule 4.8       -    Consents and Approvals
Schedule 4.10      -    Collective Bargaining Agreements; Employees
Schedule 4.12      -    Material Agreements
Schedule 4.15      -    Employee Benefit Plans

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 24th day of May, 2002, by and between (i) Firstmark Corp., a Maine corporation, or any of its assignees (collectively, the "Purchaser"), (ii) Tecstar Electro Systems, Inc., a Delaware corporation ("Seller"), (iii) 15251 Don Julian Road, Inc., a California corporation, f/k/a Tecstar Power Systems, Inc., and sole stockholder of Seller ("Immediate Parent"), and (iv) Don Julian, Inc., a Delaware corporation, f/k/a Tecstar, Inc., and sole stockholder of Immediate Parent ("Ultimate Parent") (Immediate Parent and Ultimate Parent shall hereinafter be collectively referred to as the "Parents").

                  In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

                  1.1 Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

                  "Acquired Assets" shall have the meaning set forth in Section 2.1(a) hereof.

                  "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

                  "Agent Bank" means Union Bank of California, N.A., as administrative agent for the Bank Group.

                  "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

                  "Allocation" shall have the meaning set forth in Section 13.9(b) hereof.

                  "Approval Motion" shall have the meaning set forth in Section 6.3(a) hereof.

                  "Approval Order" means an Order from the Bankruptcy Court, in form satisfactory to Purchaser and Seller, permitting the Seller and Parents to execute and consummate this Agreement.

                  "Assignment and Assumption" shall have the meaning set forth in Section 10.2(c) hereof.

                  "Assumed Contracts" means all Contracts identified in Schedule 2.1(a) attached hereto under the heading "Assumed Contracts," other than those excluded by Purchaser from the Acquired Assets pursuant to Section 2.3(b).

                  "Assumed Equipment Leases" means all equipment leases identified in Schedule 2.1(a) attached hereto under the heading "Assumed Equipment Leases," other than those excluded by Purchaser from the Acquired Assets pursuant to Section 2.3(b).

                  "Assumed Executory Contracts" means the Assumed Contracts and the Assumed Equipment Leases.

                  "Assumed Obligations" shall have the meaning set forth in
Section 2.2 hereof.

                  "Bank Group" means Agent and US Bank.

                  "Bankruptcy Code" means title 11 of the United States Code.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

                  "Benefit Plan" means any "employee benefit plan" (including, without limitations, "plans" as defined in ERISA Section 3(3)), profit sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and any other form of compensation or benefit plan, program or arrangement of any kind regardless of whether any such plan is written or oral or provided under an employment, collective bargaining or other similar arrangement.

                  "Books and Records" means (a) all records and lists of Seller pertaining to the Acquired Assets, (b) all records and lists pertaining to the Business (including, without limitation, marketing analysis reports and creative material) or customers, suppliers or personnel of Seller (including, without limitation, customer lists, mailing lists, e-mail address lists, recipient lists, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers), (c) all product, business and marketing plans of Seller related to or used in connection with the Business, (d) all websites related to the Business, (e) all payment orders, invoices and billing records related to the business, (f) all proposals for new products, markets or business endeavors currently pending or otherwise, and (g) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller related to or used in connection with the Business, but excluding (i) all books, records, ledgers, files, reports, plans, drawings and operating records to the extent relating to any Excluded Assets or Unassumed Liabilities, (ii) personnel performance or evaluation records, medical histories or other information which in Seller's good faith opinion is sensitive or the disclosure of which could subject Seller to risk of Liability and (iii) the originals of the minute books, stock books and tax returns and other tax records of Seller.

                  "Business" means the activities carried on by Seller immediately prior to the date hereof.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

                  "Chapter 11 Case" means the case commenced by Parents under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court.

                  "Claim" shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

                  "Closing" means the consummation of the transactions contemplated herein in accordance with Article X hereof.

                  "Closing Cash" shall have the meaning set forth in Section 3.1 hereof.

                  "Closing Date" shall have the meaning set forth in Section
10.1 hereof.

                  "Code" means the United States Internal Revenue Code of 1986, as amended.

                  "Competing Transaction" means any merger, consolidation, share exchange, business combination or similar transaction involving Seller or the acquisition in any manner, directly or indirectly, of a majority equity interest in any voting securities of, or a substantial portion of the assets of, Seller, other than the transactions contemplated by this Agreement.

                  "Contract" means any agreement, contract, commitment or other binding arrangement or understanding related to the Business, whether written or oral, to which Seller is a party and which Seller is capable of assuming and assigning.

                  "Durham Pension Plan" shall mean that certain defined benefit pension plan maintained by Seller for the benefit of its eligible employees and certain retirees.

                  "Employee Benefit Plan" shall have the meaning set forth in
Section 4.15 hereof.

                  "Environmental Indemnity" means the undertakings of Honeywell Inc. related to environmental Liabilities at the Excluded Facilities pursuant to that certain Purchase and Sale Agreement by and among Honeywell Inc., Electro Systems, Inc. and ASEC Holdings, Inc., dated as of February 6, 1996.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

                  "Escrow Account" shall have the meaning set forth in Section
3.2 hereof.

                  "Escrow Agent" shall have the meaning set forth in Section 3.2 hereof.

                  "Escrow Funds" shall have the meaning set forth in Section 3.2 hereof.

                  "Escrow Period" shall have the meaning set forth in Section
3.2 hereof.

                  "Excluded Assets" shall have the meaning set forth in Section
2.3 hereof.

                  "Excluded Environmental Liabilities" means any Liability or investigatory, corrective or remedial obligation, whenever arising or occurring, arising under environmental laws with respect to the Business, the Acquired Assets or the Excluded Facilities (including without limitation any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule hereto, except to the extent that the facts or circumstances underlying any such Liability or obligation were caused by the operation of the Business by Purchaser after the Closing Date.

                  "Excluded Facilities" shall have the meaning set forth in
Section 2.3 hereof.

                  "Excluded Insurance Policies" shall have the meaning set forth in Section 2.1 hereof.

                  "Exhibits" means the exhibits hereto.

                  "Final Order" means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under F.R.C.P. 60(b)) or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

                  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

                  "Hazardous Substances" means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which Liability or standards of conduct are imposed under any environmental laws, including, without limitation, petroleum and petroleum-related substances, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint.

                  "Immediate Parent" shall have the meaning set forth in the Preamble hereto.

                  "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (b) the face amount of all letters of credit issued for the account of such Person, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (d) capitalized lease obligations, (e) all guarantees and similar obligations of such Person, (f) all accrued interest, fees and charges in respect of any Indebtedness and (g) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness.

                  "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names and corporate names, and applications, registrations and renewals in connection therewith, excluding the name "Tecstar" and any and all marks, trade dress, logos and names associated therewith; (c) copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith; (d) trade secrets and confidential business information (including ideas, research and development, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications); (e) proprietary computer software (including but not limited to source code, executable code data, databases and documentation); (f) copies and tangible embodiments of any of the foregoing in whatever form or medium; (g) product certifications, including without limitation those general certifications and TSO certifications granted by the United States Federal Aviation Administration; and (h) all other intellectual property.

                  "Knowledge of Seller" means the actual knowledge of Ali Ezami, Barry Morrow, Tom Ragan, Steve Livingston, Ed Foley or any director or executive officer of Seller after reasonable inquiry.

                  "Latest Balance Sheets" shall have the meaning set forth in
Section 4.3 hereof.

                  "Lease Reserve Account" shall have the meaning set forth in
Section 3.2 hereof.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

                  "Lien" or "Liens" shall have the meaning set forth in Section 2.1(b) hereof.

                  "Notice" shall have the meaning set forth in Section 3.2(c) hereof.

                  "Order" means any decree, order, injunction, rule, judgment, consent of or by any court or governmental authority.

                  "Ordinary Course of Business" means the operation of the Business by Seller in the usual and ordinary course in a manner substantially similar to the manner in which Seller operated as of April 1, 2002.

                  "Parents" shall have the meaning set forth in the Preamble hereto.

                  "Permits" means all licenses (including without limitation licenses to use Intellectual Property owned by a Third Party), permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like relating exclusively to the conduct of the Business for which consent is obtained or required, including without limitation all general certifications or TSO certifications either granted to the Seller by the United States Federal Aviation Administration, but excluding Seller's license to use the "Tecstar" name.

                  "Permitted Liens" means (i) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith, (ii) rights of third parties arising under the Assumed Executory Contracts, (iii) restrictions arising under the Permits, (iv) Liens disclosed on Schedule 1.1, and (v) Liens that do not in any material respect detract from value of, and do not individually or in the aggregate in any material respect interfere with the present use of, the property subject thereto in the operation of the Business.

                  "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

                  "Proceeding" means all Claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees, and/or causes of action of whatever kind or character.

                  "Purchase Price" shall have the meaning set forth in Section 3.1(a) hereof.

                  "Purchaser" shall have the meaning set forth in the Preamble hereto.

                  "Purchaser 401(k) Plan" shall mean a new 401(k) savings plan initiated and maintained by Purchaser after the Closing Date on behalf of the Rehired Employees.

                  "Regulation" means any law, statute, regulation, ruling, rule or Order of, administered or enforced by or on behalf of, any court or governmental authority.

                  "Rehired Employees" shall have the meaning set forth in
Section 12.1(c) hereof.

                  "Release" shall have the meaning set forth in CERCLA.

                  "Reserved Claims" shall have the meaning set forth in Section
6.3 hereof.

                  "Schedules" means the schedules hereto.

                  "Seller" shall have the meaning set forth in the Preamble hereto.

                  "Seller 401(k) Plan" shall mean the Tecstar, Inc. Tax Savings Plan maintained by Seller and Parents for the benefit of Seller's employees.

                  "Tax" and, with correlative meaning, "Taxes" means with respect to any Person (a) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any taxing authority responsible for the imposition of any such tax (domestic or foreign) or (b) Liability for the payment of any amounts of the type described in clause
(a) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated consolidated, combined, unitary or other group with such other Person.

                  "Tax Return" means any report, return, claim for refund or other information supplied or required to be supplied by Seller to a taxing authority in connection with Taxes, including any attachments thereto and any amendments thereof.

                  "Third Party" means any Person other than Seller, Purchaser or any of their respective Affiliates.

                  "Transition Period" shall have the meaning set forth in
Section 12.7 hereof.

                  "Ultimate Parent" shall have the meaning set forth in the Preamble hereto.

                  "Unassumed Liabilities" shall have the meaning set forth in
Section 2.4 hereof.

                  1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:

                  (a) the singular includes the plural;

                  (b) "includes" and "including" are not limiting;

                  (c) "may not" is prohibitive and not permissive; and

                  (d) "or" is not exclusive.

                                   ARTICLE II
              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

                  2.1 Purchase and Sale of Assets.

                  (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, contribute, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens (except for the Assumed Obligations and Permitted Liens), and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all properties, assets, rights, titles and interests of every kind and nature, owned or leased by Seller (including indirect and other forms of beneficial ownership) as of the Closing Date, which are used in, useful for or otherwise associated with the Business (including, without limitation, all assets located on the premises of the Business), whether tangible or intangible and wherever located and by whomever possessed, including, without limitation, all of the following assets but excluding Excluded Assets pursuant to Section
2.3 (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder herein called the "Acquired Assets"):

                      (i) all cash of Seller immediately prior to the Closing (including, without limitation, checking account balances, certificates of deposit and other time deposits and petty cash);

                      (ii) all marketable and other securities;

                      (iii) all accounts and notes receivables (whether current or noncurrent) and all causes of action specifically pertaining to the collection of the foregoing;

                      (iv) all Intellectual Property and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property in Seller's possession or control;

                      (v) all of Seller's rights existing under the Assumed Executory Contracts;

                      (vi) all machinery, equipment (including all transportation and office equipment), computer equipment, telephone systems and furniture used for the Business and owned by Seller wherever located;

                      (vii) all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by Seller wherever located;

                      (viii) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by Seller or in any warehouse where any of Seller's properties and assets may be situated;

                      (ix) all customer deposits and advances and prepaid and other current assets relating to the Business;

                      (x) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) related to the Acquired Assets and Assumed Obligations;

                      (xi) the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;

                      (xii) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

                      (xiii) all Books and Records;

                      (xiv) all advertising, marketing and promotional materials and all other printed or written materials;

                      (xv) all Permits and transferable licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies, to the extent transferable;

                      (xvi) all goodwill as a going concern and all other intangible properties;

                      (xvii) all telephone numbers, Internet addresses, websites, web pages and/or domain names used by Seller, other than those using the "Tecstar" name;

                      (xviii) all indemnities relating to the Acquired Assets or the Assumed Obligations prior to the Closing Date;

                      (xix) all rights to proceeds under insurance policies to the extent related to or payable in connection with any of the Acquired Assets or the Assumed Obligations prior to the Closing Date, other than the insurance policies listed on Schedule 2.1(a) under the heading "Excluded Insurance Policies;" and

                      (xx) all security deposits relating to Assumed Executory Contracts.

                  (b) Subject to the terms and conditions set forth in this Agreement, all of the Acquired Assets shall be sold, assigned, transferred, conveyed and delivered to Purchaser free and clear of all liens (including liens for Taxes), encumbrances (including, without limitation, any leasehold interests, licenses or other rights, in favor of a Third Party or a seller, to use any portion of the Acquired Assets), Claims, security interests, of whatever kind or nature, mortgages, pledges, restrictions, charges, instruments, licenses, encroachments, options, rights of recovery, judgments, orders and decrees of any court or foreign or domestic governmental authority, interest, products and Tax (including foreign, federal, state and local Taxes), in each case of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, and including all claims based on any theory that Purchaser is a successor, transferee or continuation of Seller or the Business, in each case, other than Permitted Liens and the Assumed Obligations expressly assumed herein (each a "Lien" and collectively the "Liens"), whether arising prior to or subsequent to the date of the filing of the Chapter 11 petition of Seller.

                  (c) A list of each fixed asset having a current value or historical cost basis in excess of $500.00 shall be set forth on Schedule 2.1(c).

                  2.2 Assignment and Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, Purchaser shall assume from Seller and thereafter pay, perform or discharge in accordance with their terms, the following liabilities and obligations of Seller (all such liabilities and obligations herein called the "Assumed Obligations"): (i) executory obligations under the Assumed Equipment Leases, (ii) executory obligations under the Assumed Contracts, (iii) the trade payables and accrued expenses more specifically described in Schedule 2.2 and any other trade payables and accrued expenses incurred in the Ordinary Course of Business, (iv) all obligations of Seller to its customers to repair or replace defective or malfunctioning products, whether known or unknown (other than those products sold in connection with the business sold by Seller to Moog, Inc. in October 2001), (v) liability for product liability claims arising out of or in connection with injuries or damage to person or property or economic loss resulting from any Acquired Assets sold by the Purchaser after the Closing Date, (vi) obligations to pay an amount not to exceed $61,644 to resolve the North

Carolina franchise tax matter set forth in Schedule 4.7 attached hereto, (vii) obligations to pay an amount not to exceed the amount set forth in that certain side letter of even date herewith to settle or otherwise resolve the dispute with Unisys set forth in Schedule 4.5 attached hereto regarding the Durham Pension Plan, (viii) all liabilities of Seller as set forth in the Latest Balance Sheets; and (ix) all other liabilities and obligations with respect to the Acquired Assets or Assumed Obligations arising after the Closing Date.

                  2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Seller shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets"): (a) any and all rights under this Agreement and the consideration delivered to Seller hereunder;

                  (b) all leases other than the Assumed Leases and all Contracts other than the Assumed Contracts;

                  (c) The land, fixtures and improvements thereon located at the Seller's principle place of business at 915-921 Holloway Street, Durham, North Carolina 27702 and the vacant parking lot owned by the Seller on Alston Avenue, Durham, North Carolina 27702 (the "Excluded Facilities");

                  (d) all books, records, ledgers, files, reports, plans, drawings and operating records to the extent relating to any Excluded Assets or Unassumed Liabilities and the minute books, stock books and tax returns and other tax records of Seller.

                  (e) all Tax refunds, Tax rebates, Tax credits or similar items of Seller;

                  (f) equipment used in the Business and owned or paid for by Third Parties wherever located; and

                  (g) all claims and rights of Seller with respect to any Excluded Assets.

                  2.4 No Other Liabilities Assumed. Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement and under any Contract, Purchaser will not assume any obligation of Seller, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any debt, Claim, obligation or other Liability of Seller or any of its Affiliates whatsoever (other than the Assumed Obligations), including, but not limited to the following, but in each case except to the extent constituting Assumed Obligations (collectively, the "Unassumed Liabilities"):

                  (a) all obligations, claims, or liabilities of Seller or any predecessor(s) or Affiliate(s) of Seller that relate to any of the Excluded Assets;

                  (b) Excluded Environmental Liabilities;

                  (c) all obligations, claims, or liabilities of Seller or any predecessor(s) or Affiliate(s) of Seller or for which Seller or any predecessor(s) or Affiliates of Seller could be liable relating to Taxes (including with respect to the Acquired Assets or otherwise) for all periods, or portions thereof, ending prior to the Closing Date and any deferred Taxes of any nature;

                  (d) all obligations, claims, or liabilities for any legal, accounting, investment banking, brokerage, real estate appraisal, consulting or similar fees or expenses incurred by Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement or otherwise;

                  (e) all Indebtedness of Seller or any predecessor(s) or Affiliate(s) of Seller, including any Indebtedness owed by Seller to Parents or any other Affiliate;

                  (f) all obligations of Seller related to the right to or issuance of any capital stock or other equity interest of Seller, including, without limitation, any stock options or warrants;

                  (g) all liabilities and obligations, including any and all Proceedings, of Seller or any predecessor(s) or Affiliate(s) of Seller resulting from, caused by or arising out of the conduct of the Business or ownership or lease of any properties or assets by Seller at any time prior to the Closing Date, or other actions, omissions or events occurring prior to the Closing (other than all cure payments payable in accordance with the terms of this Agreement), whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

                  (h) any Liability or obligation arising out of or relating to services and/or products of Seller to the extent sold prior to the Closing;

                  (i) any Liability or obligation under any Assumed Executory Contract which arises after the Closing but which arises out of any breach that occurred prior to the Closing;

                  (j) any Liability or obligation under any contract, agreement, lease, mortgage, indenture or other instrument not assumed by Purchaser hereunder;

                  (k) any Liability or obligation under any employment, severance, retention or termination agreement with any employee, consultant or contractor of Seller;

                  (l) any Liability or obligation of Seller to any shareholder or Affiliate of Seller;

                  (m) any Liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

                  (n) any Liability or obligation to distribute to Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

                  (o) any Liability or obligation arising out of or resulting from Seller's non-compliance with any law, ordinance, regulation or treaty;

                  (p) any Liability or obligation of Seller under this Agreement or any other document executed in connection herewith; and

                  (q) any Liability or obligation of Seller based upon Seller's acts or omissions occurring after the Closing.

The parties acknowledge and agree that disclosure of any obligation or Liability on any Schedule to this Agreement shall not create an Assumed Obligation or other Liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation in accordance with the provisions of Section 2.2 hereof.

                                   ARTICLE III
                           PURCHASE PRICE AND PAYMENT

                  3.1 Payment of Purchase Price.

                  (a) The aggregate purchase price for the Acquired Assets shall be (i) a wire transfer of immediately available funds equal to $3,300,000.00 (the "Closing Cash") payable to Seller directly to Agent Bank as provided in
Section 3.5 hereof, plus (ii) $250,000.00 to be deposited into an escrow account and $50,000 to be deposited into a lease reserve account in accordance with
Section 3.2 hereof (collectively, the "Purchase Price").

                  (b) The Purchase Price shall be allocated in accordance with
Section 13.9(b).

                  3.2 Escrow Agreement. On the Closing Date, Seller shall establish an escrow account (the "Escrow Account") and a lease reserve account ("Lease Reserve Account") with Union Bank of California, N.A., as escrow agent (the "Escrow Agent"), pursuant to the following terms and conditions:

                  (a) Deposits. The total amount to be deposited by Purchaser into the Escrow Account shall be $250,000.00, and the total amount to be deposited by Purchaser into the Lease Reserve Account shall be $50,000, each to be paid out of the Purchase Price.

                  (b) Escrow Period. The Escrow Account shall remain open for a period of three (3) months following the Closing Date (the "Escrow Period"); provided, however, the Escrow Period shall end on such earlier date that the balance of the Escrow Account equals zero dollars.

                  (c) Lease Reserve Period. The Lease Reserve Account shall remain open for so long as the Facilities Lease remains in effect.

                  (d) Distribution of Funds. The funds held in the Escrow Account may be distributed to the Purchaser upon written notice (the "Notice") to the Escrow Agent of actual amounts incurred by Purchaser in connection with
(i) payment of amounts greater than $61,664 to resolve North Carolina franchise tax apportionment issue set forth in Schedule 4.7 attached hereto or (ii) the settlement or other resolution of the dispute with Unisys set forth in Schedule 4.5 attached hereto regarding the Durham Pension Plan to the extent the settlement amount exceeds the amount set forth in that certain side letter of even date herewith. The funds held in the Lease Reserve Account may be distributed upon Notice to the Escrow Agent to pay for costs incurred by Seller under the Facilities Lease as more particularly described therein. Any Notice to the Escrow Agent shall include actual receipts of expenses and shall be signed by Purchaser and Seller. Upon receipt of the Notice, the Escrow Agent shall promptly distribute the amount of funds as set forth in the Notice. At the end of the Escrow Period and upon termination or expiration of the Facilities Lease, any funds remaining in the Escrow Account or Lease Reserve Account, respectively (the "Escrow Funds"), shall be distributed to Agent for the benefit of Bank Group as provided in Section 3.5 hereof.

                  (e) Expenses. All costs and expenses related to the creation, operation and maintenance of the Escrow Account shall be borne equally by Seller and Purchaser. All costs and expenses related to the creation, operation and maintenance of the Lease Reserve Account shall be borne entirely by Seller.

                  3.3 Further Assurances. From time to time after the Closing and without further consideration, (i) Seller, upon the request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, and (ii) Purchaser, upon the request of Seller, shall execute and deliver such documents and instruments of contract or lease assumption as Seller may reasonably request to confirm Purchaser's Liability for the obligations assumed hereunder or otherwise more fully consummate the transactions contemplated by this Agreement.

                  3.4 Acknowledgement of Adequacy of Purchase Price. Seller, Parents, and Purchaser acknowledge that the Purchase Price equals or exceeds the fair market value of the Acquired Assets. Furthermore, Seller, Parents, and Purchaser acknowledge that the Purchase Price constitutes reasonably equivalent value in exchange for the Acquired Assets.

                  3.5 Delivery of Closing Cash and Escrow Funds. On the Closing Date, in accordance with the Approval Order and subject to Bankruptcy Court approval, which approval will be sought by Parents and Seller, Purchaser shall pay the Closing Cash directly to Agent Bank for the benefit of the Bank Group. Purchaser further shall pay any Escrow Funds released from the Escrow Account at the end of the Escrow Period (pursuant to Section 3.2(d) hereof) directly to the Agent Bank for the benefit of the Bank Group.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that as of the date hereof:

                  4.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own and lease all property owned and leased by it, to enter into this Agreement and to carryout the provisions hereof, to sell the Acquired Assets, and to conduct its business as currently conducted. Subject to the approval of the Bankruptcy Court, Seller has all authority, power and capacity to enter into and perform the terms of this Agreement and the transactions contemplated hereby. Neither the nature of Seller's business nor of its property makes any qualification to transact business as a foreign corporation necessary in any jurisdiction where the failure to do so would be materially adverse, except for the State of North Carolina, where Seller is so qualified.

                  4.2 Authorization. The execution, delivery and performance of this Agreement and the sale of the Acquired Assets have been duly authorized by all requisite corporate action and do not result in a breach or violation of any contract, or order or law to which Seller is subject, except for those breaches or violations that would not have a material adverse effect on the Business. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. To the Knowledge of Seller, except as set forth in Schedule 4.8 attached hereto, no consent, permit or approval of, filing with or notice to any governmental agency or any other Person (whether or not governmental in character) including without limitation to Third Party clients or customers, has been or is required to be obtained, made or given by Seller in connection with the execution and delivery of this Agreement and the contracts to be entered into pursuant hereto or the performance of and compliance with this Agreement and such contracts.

                  4.3 Financial Statements. Prior to and as a condition to Closing, Seller shall have made available for Purchaser's inspection and approval, all financial books and records of Seller for the prior three (3) fiscal years, including without limitation, the balance sheet of Seller as of the most recent fiscal year end and as of the most recent quarter and as of the most recent month then ended (the "Latest Balance Sheets"). Schedule 4.3 contains copies of the Latest Balance Sheets. All such financial statements (a) have been prepared in accordance with GAAP throughout the periods indicated (provided, however, interim financial statements do not include footnotes), (b) present in all material respects the financial position of Seller as of the respective dates indicated and the results of its operations for the respective periods indicated (provided, however, interim financial statements are subject to normal recurring adjustments), and (c) were prepared from the books and records of Seller, which books and records are complete and correct, in all material respects, and accurately reflect the transactions of and other events applicable to Seller.

                  4.4 Absence of Specified Changes. Since April 30, 2002, there has not been any:

                  (a) change in the financial condition, assets or results of operation of Seller that is materially adverse;

                  (b) transaction by Seller except in the Ordinary Course of Business as conducted through that date;

                  (c) destruction or loss of or damage to any property of Seller, whether or not covered by insurance, that is materially adverse;

                  (d) entering into or assumption of any material contract or obligation by Seller, except in the Ordinary Course of Business, and none of which contracts entered into in the Ordinary Course of Business is materially adverse;

                  (e) change in the management of Seller, including without limitation, any termination, replacement or reassignment of any officer of Seller;

                  (f) increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors, employees or contractors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such individual other than in the Ordinary Course of Business;

                  (g) sale, lease or other disposition or transfer or any property of Seller, except for sales in the Ordinary Course of Business, which are not materially adverse;

                  (h) amendment or termination known to Seller of any contract or license to which Seller is a party or by which it or any of its property may be bound, except in the Ordinary Course of Business (which amendments and terminations are not materially adverse);

                  (i) waiver or release of any right or claim of Seller, except in the Ordinary Course of Business;

                  (j) dividend or any acquisition or retirement by Seller of any of its outstanding capital stock;

                  (k) loss of any significant customer which is materially adverse; or

                  (l) agreement or commitment by Seller to do any of the things described in the preceding clauses (a) through (j).

                  4.5 Litigation. Except as set forth in Schedule 4.5 attached hereto, there is no action, proceeding or investigation that is pending or threatened by Seller or, to the Knowledge of Seller, against (i) Seller, (ii) its business or assets, or (iii) any of its officers, directors or employees.

                  4.6 Intangible Property. Seller owns or possesses rights to all patents, patent applications, trademarks, inventions, franchises, licenses, Permits, copyrights, know-how, trade secrets, trademarks and other information and authorizations adequate for the operation of its business as currently conducted. To the Knowledge of Seller, the business of Seller as conducted does not infringe on or conflict with the known proprietary rights (including but not limited to patents, trade secrets and licenses) of others. To the Knowledge of Seller, no Person has ever claimed that Seller has infringed such rights. To the Knowledge of Seller, Seller's employees have not and Seller's contractors have not improperly used and are not making improper use of any confidential information or trade secrets of others and have not improperly disclosed any confidential information of Seller. Seller has taken reasonable steps to preserve the confidentiality of its trade secrets.

                  4.7 Tax Returns. Seller, or Parent on Seller's behalf, has timely filed all federal, state and other tax returns which are required to be filed and has paid all Taxes which are reflected as due and payable. Except as set forth in Schedule 4.7 attached hereto, there have been no disputes with or audits by any taxing authority relating to any of the said returns and to the Knowledge of Seller there is no proposed Liability for any Taxes presently due or due in the future, other than in the Ordinary Course of Business.

                  4.8 Material Breach. Seller is not and will not be, by virtue of entering into this Agreement and performing the transactions contemplated hereunder, in violation or breach of any of the terms, conditions or provisions of Seller's Articles of Incorporation or its Bylaws. Assuming the consents and approvals set forth on Schedule 4.8 are obtained, Seller's entering into this Agreement and performance of the transactions contemplated hereunder will not violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority, violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound, except to the extent any of the foregoing is not enforceable due to operation of applicable bankruptcy law, or result in the creation or imposition of any Lien upon any of the Acquired Assets or except in any case as would not have a material adverse effect on the Seller or the Business.

                  4.9 Compliance with Law. Seller (i) is not, in a manner that is materially adverse, in violation of any law to which it or any of its property is subject and which is known to, or should be known to Seller; and
(ii) has not failed to obtain any material license, Permit, franchise or other governmental authorization that is necessary to the ownership of its property or to the conduct of its business as currently conducted. Seller has never applied for any such authorization that was not ultimately granted except where failure to obtain such authorization would not have a material adverse effect on the Business. Seller has filed all notices, reports, and other material required to be filed with any government agency of which it knows.

                  4.10 Employees. Except as set forth in Schedule 4.10, Seller does not have any collective bargaining agreements with any of its employees. There are no material grievances or claims pending or, to the Knowledge of Seller, threatened between Seller and any of its employees, past or present, with respect to any matters relating to past or present employment with Seller.
Schedule 4.10 contains a current list of all of Seller's employees, their years of service, their current salaries and other employment benefits.

                  4.11 Absence of Undisclosed Liabilities. Set forth in the Latest Balance Sheets or accruing in the Ordinary Course of Business (consistent with past practices) since the Latest Balance Sheets, neither Seller nor any of its property is subject to any Indebtedness, Liability, claim, obligation or responsibility, fixed or contingent, liquidated or unliquidated, secured or unsecured, whether or not appropriate to be shown as a Liability in a financial statement, which has been asserted against Seller or is known to Seller.

                  4.12 Material Agreements. Schedule 4.12 contains a true and complete list of each contract to which Seller is subject which has an unexpired term of one (1) month or more, and of the following contracts in force as of the
Closing: (i) each employment agreement, consulting agreement, executive compensation plan, profit sharing plan, pension plan, bonus plan, deferred compensation agreement, retirement plan, stock option or stock purchase plan and other Benefit Plan entered into or adopted by Seller, (ii) each contract, if any, affecting the rights of any holder of outstanding securities of Seller,
(iii) each contract relating to the raising of funds, whether by the making of a loan, borrowing of money, issuance of any debt or securities or otherwise, (iv) each guaranty by Seller of the obligation of any other Person or entity, (v) each contract for services or other contract under which patent rights, trade secrets or other proprietary information is granted to Seller or by Seller to third parties and (vi) each lease agreement for office, manufacturing or other equipment. There are no contracts that are materially adverse, to which Seller is a party, which are not included in Schedule 4.12. Seller has not materially breached any terms of any such contracts and, to the best Knowledge of Seller, no other parties thereto have materially breached their obligations thereunder.

                  4.13 Representations. No representation or warranty made by Seller in this Agreement contains any untrue statements of a material fact or omits to state a fact necessary to make the statements of facts contained herein and therein not misleading.

                  4.14 Title to Assets; Encumbrances. Except for Permitted Liens, Seller has good, valid and indefeasible title to all of the Acquired Assets. Since the date of the Latest Balance Sheet, Seller has not purchased any material amount of assets except in the Ordinary Course of Business and consistent with past practice, whether for inventory or other purposes. Except for Permitted Liens, all of the Acquired Assets are free and clear of any Lien.

                  4.15 Employee Benefit Plans. Schedule 4.15 sets forth a complete and accurate list of each Benefit Plan Seller maintains, contributes to or for which Seller has any Liability or potential Liability to any employee or former employee ("Employee Benefit Plan"). Seller has made available to Purchaser true and correct copies, if applicable, of each Employee Benefit Plan. Except as set forth in Schedule 4.15, the Employee Benefit Plans are in material compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in all material respects in accordance with their terms and such laws. Each Employee Benefit Plan which is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that would cause the loss of such favorable determination.

                  4.16 Good Title Conveyed, Etc. Subject to entry of the Approval Order by the Bankruptcy Court and assuming the consents and approvals set forth on Schedule 4.8 are obtained, Seller will at the Closing have the power and the right to sell, assign and transfer and Seller will sell and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and valid title to the Acquired Assets, free and clear of all Liens other than Permitted Liens. This Agreement and the documents contemplated hereby, when duly executed and delivered by Seller to Purchaser at the Closing, will effectively vest in Purchaser good and valid title to the Acquired Assets, subject to the Permitted Liens.

                  4.17 Assets Necessary to Business. The Acquired Assets constitute all of the assets, agreements, licenses and properties owned by Seller (other than the Excluded Assets) and are all assets, agreements, licenses and properties necessary in connection with the conduct of the Business as currently conducted.

                  4.18 Machinery and Equipment. The machinery and equipment of Seller used in the Business is in good operating condition and repair, ordinary wear and tear excepted.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  5.1 Authorization. Purchaser has all authority, power and capacity to enter into and perform the terms of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized, and do not result in any breach or violation of any contract, order or law to which Purchaser is subject or the terms of the charter documents that govern Purchaser. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms. To the best of Purchaser's knowledge, no consent, permit or approval of, filing with or notice to any governmental agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by Purchaser in connection with the execution and delivery of this Agreement and the contracts to be entered into pursuant hereto or the performance of and compliance with this Agreement and such contracts.

                  5.2 Litigation. There is no action, proceeding or investigation that is pending or threatened, to the knowledge of Purchaser, against the Purchaser that would effect Purchaser's ability to perform under this Agreement.

                  5.3 Sufficient Funds. The Purchaser currently has available and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby. Purchaser has sufficient resources to operate the Business after the Closing Date. Subsequent to the Closing Date, Purchaser will be solvent, and will be able to pay its debts as they become due.

                                   ARTICLE VI
                COVENANTS OF SELLER AND PARENTS; OTHER AGREEMENTS

                  6.1 Consents and Approvals. Seller shall use commercially reasonable efforts (and Purchaser shall cooperate with Seller) (i) to obtain all necessary consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including, without limitation, obtaining the Approval Order, (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Seller or any of its Affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby and
(iii) to obtain, as requested by Purchaser, all required consents and approvals (if any) necessary to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to assist Purchaser in obtaining replacements therefor. In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Seller shall continue to use such commercially reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall use commercially reasonable efforts to do all things necessary to give Purchaser the benefits that would be obtained under such Permits. Nothing in this Agreement shall be construed to require Seller or Purchaser to pay any consideration to any party in order to obtain a consent.

                  6.2 Commercially Reasonable Efforts.

                  (a) Seller will use commercially reasonable efforts (and Purchaser shall cooperate with Seller) to obtain: (i) the entry of the Approval Order, and (ii) any other consent required for the consummation of the transactions contemplated by this Agreement as soon as practicable.

                  (b) Purchaser and Seller will use mutually commercially reasonable efforts to negotiate and execute all Exhibits, and approve any revisions to the Schedules hereto, on or prior to the Closing Date.

                  6.3 Bankruptcy Actions.

                  (a) As soon as reasonably practicable, Parents shall file with the Bankruptcy Court a motion, in the form attached hereto as Exhibit A, seeking Bankruptcy Court approval of the Parents' execution and consummation of this Agreement.

                  (b) Upon the Closing and except as provided herein, Parents, on behalf of their bankruptcy estates, hereby agree to, in consideration of the Purchase Price, release Purchaser, the Seller (except for the Reserved Claims, as hereinafter defined) and the Acquired Assets from any and all claims, liens, encumberances and causes of action the Parents, their respective bankruptcy estates, or both could assert against Purchaser, the Seller or the Acquired Assets arising in connection with any of the Parents' prior dealings with Seller, the transactions contemplated by this Agreement or the Parents' Chapter 11 Case. Such releases will release any and all claims or causes of action of any nature (exclusive of Parents' equity rights as a shareholder of Seller) which any one or more of the Parents could assert (a) against Seller and the Acquired Assets (or, on account of or derivatively through Seller, against its successors or assigns), directly or indirectly, whether known or unknown, including without limitation any intercompany claims, any claims arising under any written, oral or implied contract, any claims or causes of action arising under any promissory notes or other commercial paper, any claims or causes of action for contribution, reimbursement or indemnity however arising, any claims or causes of action arising from any express or implied warranty or representation, any claims or causes of action vested in the Parents' respective bankruptcy estates by virtue of the Bankruptcy Code or the commencement of the Parents' Chapter 11 Case, any claims or causes of action sounding in tort, strict liability, negligence, misrepresentation, alter ego, inadequate capitalization of either Seller or any of the Parents, fraud, or otherwise, and
(b) against

Purchaser, directly or indirectly, whether known or unknown, including without limitation any claims arising under any written, oral or implied contract (other than this Agreement), any claims or causes of action arising under any promissory notes or other commercial paper, any claims or causes of action for contribution, reimbursement or indemnity however arising, any claims or causes of action arising from any express or implied warranty or representation (other than this Agreement), any claims or causes of action sounding in tort, strict liability, negligence, misrepresentation, alter ego, inadequate capitalization of either Seller or any of the Parents, fraud, or otherwise, and, in each case under (a) and (b), any claims or causes of action that have arisen since the beginning of time or at any time thereafter through and including the Closing Date. It is intended that the foregoing releases by the Parents shall be fully binding on them, their respective bankruptcy estates, and any party claiming through them, to the fullest extent permitted by law. It also is intended that the foregoing releases shall not release Seller from any obligation of Seller to Parents arising from the Reserved Claims, either as a creditor or a shareholder. The Reserved Claims shall include (to the exclusion of any and all other claims) any and all claims, liens, encumbrances and causes of action with respect to (x) any intercompany debt, (y) any right of subrogation or other rights of either Parent with respect to guaranties for obligations of Seller, and (z) any of the Excluded Assets or Unassumed Liabilities, and Parents shall have no recourse whatsoever on or on account of the Reserved Claims either against Purchaser or the Acquired Assets. Notwithstanding the foregoing, and subject to Section 8.8 of this Agreement, nothing in this Section 6.3 shall be deemed to be a release of any liens that Union Bank of California, N.A., U.S. Bank or Westar Capital LLC may have on the assets of Seller.

                  (c) Seller shall additionally release Purchaser and the Acquired Assets from any and all claims, liens, encumbrances, and causes of action the Seller could assert against Purchaser or the Acquired Assets, directly or indirectly, whether known or unknown, including without limitation any claims arising under any written, oral or implied contract (other than this Agreement or the Facilities Lease), any claims or causes of action arising under any promissory notes or other commercial paper, any claims or causes of action for contribution, reimbursement or indemnity however arising, any claims or causes of action arising from any express or implied warranty or representation (other than this Agreement or the Facilities Lease), any claims or causes of action sounding in tort, strict liability, negligence, misrepresentation, alter ego, inadequate capitalization of either Seller or any of the Parents, fraud, or otherwise, and any claims or causes of action that have arisen since the beginning of time or at any time thereafter through and including the Closing Date. It is intended that the foregoing releases by the Seller shall be fully binding on it, any prospective bankruptcy estate, and any party claiming through it, to the fullest extent permitted by law.

                  6.4 Efforts. Seller and Parents shall use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties, to make all filings with and give all notices to third parties which may be necessary or required to effectuate the transactions contemplated hereby. Seller's obligations under this
Section 6.4 shall be deemed to include Seller's commercially reasonable efforts to assist Purchaser in obtaining the Permits Purchaser seeks with respect to the Acquired Assets or the operations it contemplates in connection with the Business. Seller shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII of this Agreement.

                  6.5 Condition of Assets. Seller shall maintain and keep the Acquired Assets in as good repair, working order and condition as of the date hereof, except for ordinary wear and tear.

                  6.6 Access. Seller and Parents shall continue to provide Purchaser with access during reasonable business hours to inspect and review all books, records, contracts, documents, equipment and facilities of Seller.

                  6.7 Notice of Developments. Seller shall give prompt written notice to Purchaser of all material adverse developments causing a breach of any of Seller's representations and warranties hereunder or developments adversely effecting Seller's ability to perform its obligations hereunder.

                  6.8 Survival. All of Seller's covenants set forth in this
Article VI, to the extent applicable after the Closing Date, and under Article XII shall survive the Closing.

                                   ARTICLE VII
                             COVENANTS OF PURCHASER

                  7.1 Assumed Obligations. Subsequent to the Closing, Purchaser agrees to pay and perform the Assumed Obligations.

                  7.2 Further Assurances. Purchaser shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article IX of this Agreement.

                  7.3 Survival. All of Purchaser's covenants set forth in this
Article VII, to the extent applicable after the Closing Date, and under Article XII shall survive the Closing.

                  7.4 Efforts. Purchaser shall use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Purchaser's obligations under this Section 7.4 shall be deemed to include Purchaser's commercially reasonable efforts to assist Seller in obtaining the consents and approvals necessary to effectuate the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in
Article IX of this Agreement.

                  7.5 Notice of Developments. Purchaser shall give prompt written notice to Seller of all material adverse developments causing a breach of any of Purchaser's representations and warranties hereunder or developments adversely effecting Purchaser's ability to perform its obligations hereunder.

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date:

                  8.1 Corporate Action. All corporate and other proceedings and actions to be taken by Seller in connection with the transactions contemplated hereby, and all certificates, agreements, instruments and documents mentioned herein to be completed by Seller shall be completed prior to the Closing.

                  8.2 Execution and Delivery of Closing Documents. Seller shall have executed and delivered, and shall have caused other parties to execute and deliver, as appropriate, all documents to be delivered by Seller as set forth in
Section 10.2 hereof necessary for the Closing.

                  8.3 Accuracy of Representations and Warranties. The representations and warranties made by the Seller in Article IV hereof shall have been true and correct in all material respects on the date hereof, and shall be true and correct as of the Closing in all material respects with the same force and effect as if they had been made on and as of the date of the Closing.

                  8.4 Certification. Seller shall have delivered to Purchaser a certificate certifying to the fulfillment of the conditions specified in Sections 8.2, 8.3, 8.5, 8.7, and 8.8.

                  8.5 Bankruptcy Court Approval. The Approval Order shall approve and authorize the Parents' execution and consummation of this Agreement.

                  8.6 Insurance. Purchaser shall have procured insurance policies providing substantially the same coverage at substantially the same cost as currently held by Seller or Parent to cover the Business and the Acquired Assets for the time period following the Closing Date.

                  8.7 Facility Lease. Seller shall have leased the Excluded Facilities to the Purchaser, such lease to commence immediately following the Closing and be substantially in the form attached hereto as Exhibit B.

                  8.8 Release of Liens. Parents and Seller shall have obtained in favor of Seller a release of all Liens encumbering the Acquired Assets and a waiver all security interests in the Acquired Assets held by Union Bank of California, N.A., U.S. Bank and Westar Capital II, LLC. Such release documents shall be delivered by the Bank Group and Westar Capital II, LLC in advance of the Closing Date to representatives of Pillsbury Winthrop LLP, Los Angeles, California to be held in escrow pending Closing. Pillsbury Winthrop LLP shall make such release documents available for inspection by Purchaser prior to the Closing Date but shall not deliver such release documents to Purchaser until the Agent Bank has received confirmation of receipt of the Closing Cash.

                  8.9 Employment Agreement. The Purchaser shall have entered into an employment agreement with Ali Ezami on terms satisfactory to the Purchaser, which shall include a waiver of Mr. Ezami's rights under any retention or severance arrangement with Seller.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

                  The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

                  9.1 Execution and Delivery of Closing Documents. Purchaser shall have executed and delivered, and shall have caused other parties to execute and deliver, as appropriate, all documents to be delivered by Purchaser necessary for the Closing.

                  9.2 Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in Article V hereof shall have been true and correct in all material respects as of the date hereof, and shall be true and correct as of the Closing in all material respects with the same force and effect as if they had been made on and as of the date of the Closing; and Purchaser shall have performed all obligations and conditions herein required to be performed or observed by Purchaser at or prior to the Closing.

                  9.3 Bankruptcy Court Approval. The Approval Order shall have been executed by the Bankruptcy Court and entered on the docket by the Clerk of the Bankruptcy Court.

                  9.4 Waiver of Severance. Seller shall have obtained waivers of any and all rights to retention or severance benefits related to the transactions contemplated hereby from any employee of Seller holding such rights.

                  9.5 Insurance. Purchaser shall have added Seller as a co-insured party under the Purchaser's insurance policy or policies covering aircraft products liability.

                                    ARTICLE X
                                     CLOSING

                  10.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C. at 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270 at 10:00 a.m. Central Standard Time on June 18, 2002; or at such other date and place as Purchaser and Seller may determine (the "Closing Date").

                  10.2 Deliveries by Seller. At the Closing, Seller shall deliver or procure delivery to Purchaser of:

                  (a) physical possession of all of the Acquired Assets capable of passing by delivery with the intent that title in such Acquired Assets shall pass by and upon delivery;

                  (b) one or more bills of sale, in the form attached hereto as Exhibit C, conveying in the aggregate all of the owned personal property of Seller included in the Acquired Assets, duly executed by Seller;

                  (c) one or more assignments and assumptions of the Assumed Obligations, in form and content mutually satisfactory to Purchaser and Seller (collectively, the "Assignment and Assumption"), duly executed by Seller;

                  (d) certificates of title and title transfer documents to all titled motor vehicles;

                  (e) an assignment and assumption agreement with respect to Permits and warranties in form and substance reasonably acceptable to Purchaser, whereby Seller shall assign to Purchaser all of its rights in and to any Permits and warranties relating to the Acquired Assets or the Business, to the extent such Permits and warranties are assignable; and

                  (f) such other instruments as shall be reasonably requested by Purchaser to vest in Purchaser title in and to the Acquired Assets in accordance with the provisions hereof.

                  10.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver (i) the Assignment and Assumption duly executed by Purchaser, and (ii) the Purchase Price.

                  10.4 Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Seller.

                                   ARTICLE XI
                                   TERMINATION

                  11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                  (a) by mutual written agreement of Purchaser and Seller;

                  (b) by either Purchaser or Seller if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (c) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of any other party, which breach is not cured within ten
(10) days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would have a material adverse effect on the Acquired Assets or the Business, in the case of breaches by Seller, or a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby, in the case of breaches by Purchaser;

                  (d) by Purchaser, provided Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if it shall have reasonably determined that one or more conditions set forth in Article VIII has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date by which such condition must be satisfied);

                  (e) by Seller, provided Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if it shall have reasonably determined that one or more conditions set forth in
Article IX has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date by which such condition must be satisfied);

                  (f) by Purchaser or Seller on any day on or after August 1, 2002, if the Closing shall not have been consummated by such date (or by such later date as shall be agreed to by Purchaser and Seller in writing), unless the Closing has not occurred due to a material failure of the Purchaser or Seller, as the case may be, to perform or observe its agreement as set forth in this Agreement required to be performed or observed by it on or before the Closing Date; and

                  (g) by Seller if the Board of Directors of Seller determines in good faith that a Competing Transaction is more favorable to Seller and its stockholders than the transactions contemplated hereby.

                  11.2 Termination Fee.

                  (a) In the event that this Agreement shall be terminated by
(i) Purchaser pursuant to Section 11.1(c), for reasons other than (x) a materially adverse change in the Business after the date hereof caused by events outside of the control of Seller or (y) Purchaser's material breach of any representation, warranty, covenant or other agreement contained herein, or (ii) by Seller pursuant to Section 11.1(c), for reasons other than Seller's material breach of any representation, warranty, covenant or other agreement contained herein, the non-terminating party shall pay to the terminating party $62,500 to reimburse the terminating party expenses incurred in connection with the negotiation, diligence review, preparation and consummation of the transactions contemplated hereby.

                  (b) In the event that this Agreement shall be terminated by Seller pursuant to Section 11.1(g) and the Seller enters into such Competing Transaction within twelve (12) months of the date of such termination, Seller shall pay to Purchaser at the closing of the Competing Transaction $500,000 plus all expenses actually incurred by Purchaser in connection with the negotiation, diligence review, preparation and consummation of transactions contemplated hereby.

                  (c) The parties hereto acknowledge that failure to consummate the transactions contemplated hereby would have a material adverse effect on the respective businesses of Seller and Purchaser. In the event that Seller or Purchaser terminates this Agreement after the Approval Order has been issued by the Bankruptcy Court and the Seller has obtained the consent of Union Bank of California, N.A., U.S. Bank and Westar Capital, LLC. to release all liens encumbering the Acquired Assets, the non-terminating party shall have the right, in addition to any other rights at law or in equity, to enforce specific performance of terminating party's obligations under this Agreement.

                                   ARTICLE XII
                        ADDITIONAL POST-CLOSING COVENANTS

                  12.1 Employees.

                  (a) At Closing, Purchaser shall offer employment to certain of employees of Seller who are employed by Seller as of the Closing Date, including but not limited to Tom Ragan, Steve Livingston and Ed Foley. Any employee who accepts such offer of employment shall become an employee of Purchaser as of the Closing Date. Purchaser shall not take any actions with respect to employees that would result in any notification or other requirements with respect to the federal Worker Adjustment And Retraining Notification Act.

                  (b) Nothing contained in this Agreement shall confer upon any employee of Seller who becomes an employee of Purchaser ("Rehired Employees") any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Rehired Employees at any time, with or without notice, or restrict Purchaser, in the exercise of its business judgment in modifying any of the terms or conditions of employment of the Rehired Employees after the Closing.

                  12.2 Employee Benefit Plans.

                  (a) Durham Pension Plan.

                  (1) As of the Closing Date, the Purchaser will adopt and assume the Durham Pension Plan. From and after the Closing Date, the Purchaser assumes and will pay, perform, and discharge all liabilities, debts, and obligations of Seller (whether actual or contingent and whether existing on the Closing Date or arising thereafter) accrued or incurred in respect of the Durham Pension Plan including, without limitation, (i) the funding of all benefits of whatever nature payable to any person under the Durham Pension Plan (irrespective of date of retirement, disability, or other termination of service) and (ii) the payment of any amount necessary to satisfy the minimum funding standards under Section 412 of the Code for the plan year of the Durham Pension Plan in which the Closing Date occurs.

                  (2) As of the Closing Date, the Purchaser will be substituted for Seller as the plan sponsor under the Durham Pension Plan. Seller will make any amendments to the Durham Pension Plan necessary to effect such substitution and will provide notice of such change to participants, beneficiaries and persons providing services to the Durham Pension Plan. As of the Closing Date, the Purchaser will adopt such corporate resolutions and take such other actions as is necessary to effect assumption of the Durham Pension Plan.

                  (3) As soon after the Closing as is possible, Seller will supply the Purchaser with (i) all records in Seller's possession concerning participation, vesting, accrual of benefits, payment of benefits, and elective forms of benefits under the Durham Pension Plan, and (ii) any other information in Seller's possession reasonably requested by the Purchaser that is necessary or appropriate for the administration of the Durham Pension Plan.

                  (4) Seller will file with the Internal Revenue Service on a timely basis the annual report on form 5500 for the Durham Pension Plan for the plan year ended

December 31, 2001. Purchaser will file with the Internal Revenue Service on a timely basis the annual report on form 5500 for the Durham Pension Plan for the plan year ending December 31, 2002 and subsequent plan years.

                  (5) The employment of any of the employees of the Seller who are employed by the Seller as of the Closing Date will not be deemed to have been terminated for purposes of the Durham Pension Plan solely by reason of the sale of the assets of Seller to the Purchaser.

         (b) Purchaser shall assume and adopt all other Employee Benefit Plans (with the exception of the Seller 401(k) Plan, subject to Section 12.2(d) hereof) or any obligation or Liability thereunder. With respect to all claims by current and former employees of Seller who are or were employed in the Business arising prior to or as of the Closing under any Employee Benefit Plans, whether insured or otherwise (including, but not limited to, life insurance, medical and disability programs), Purchaser shall cause its insurance carriers to honor such claims, whether made before or after the Closing, in accordance with the terms and conditions of such Employee Benefit Plans without regard to the employment by Purchaser of any such employees after the Closing.

         (c) Purchaser shall be responsible for any accrued liabilities or claims with respect to any vacation or sick leave earned or accrued by Rehired Employees on or prior to the Closing Date.

         (d) Effective as of the Closing Date, Seller and Parents will take all steps necessary to see that all Rehired Employees participating in the Seller 401(k) Plan become fully vested in their account balances under the Seller 401(k) Plan. Additionally, as of the Closing Date, all Rehired Employees participating in the Seller 401(k) Plan will be considered to have terminated employment with Seller for purposes of the Seller 401(k) Plan and will be entitled to receive their respective benefits under the Seller 401(k) Plan either as lump sum distributions or as direct rollovers to an eligible IRA or other retirement plan. The Rehired Employees participating in the Seller 401(k) Plan will be offered the opportunity to enroll in the Purchaser 401(k) Plan as promptly as practicable after the Closing Date and be given the opportunity to transfer their balances from the Seller 401(k) Plan to the Purchaser 401(k) Plan as direct rollovers. Such Purchaser 401(k) Plan will not accept any transfers of assets from the Seller 401(k) Plan other than direct rollovers.

         (e) Purchaser will be responsible for making continuation coverage under Code Section 4980B and Sections 601-608 of ERISA ("COBRA") available to any Rehired Employee and any eligible spouse or dependent who experiences a "qualifying event," as defined in Code Section 4980B(f)(3) on or after the Closing Date and, as of the Closing Date, to any employee of the Seller and any eligible spouse or dependent who experienced a "qualifying event," as defined in Code Section 4980B(f)(3), on or before the Closing Date.

         12.3 Joint Post-Closing Covenant of Purchaser and Seller. Purchaser and Seller jointly covenant and agree that, from and after the Closing Date, Purchaser and Seller will each use commercially reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of Seller for all periods prior to or including the Closing Date and (b) any audit of Purchaser and/or any audit of Seller with respect to the sales, transfer and similar Taxes imposed by the laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Purchaser and Seller further covenants and agrees to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. All costs and expenses incurred in connection with this Section 12.3 referred to herein shall be borne by the party who is subject to such action.

         12.4 Certain Consents. If a consent of a Third Party which is required to assign any Acquired Asset (or Claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest in question to Purchaser, Seller will cooperate with Purchaser and use commercially reasonable efforts in any lawful arrangement to provide that Purchaser shall receive the interests of Seller in the benefits of such Acquired Asset. If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Seller agrees to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

         12.5 Name of Purchaser's Business. Purchaser shall not use any references to the name "Tecstar" or any trade dress or logos related thereto on any assets, correspondence or marketing materials used in connection with the Business (other than as necessary to effectuate the transactions contemplated hereby).

         12.6 Accounts Receivable/Collections. After the Closing, Seller shall permit Purchaser to collect, in the name of Seller, all accounts receivable constituting part of the Acquired Assets and to endorse with the name of Seller for deposit in Purchaser's account any checks, drafts, money transfers or bank wires received in payment thereof. To the extent that the consent of any Third Party is necessary to effectuate the transactions contemplated by this Section 12.6, Parents and Seller shall continue to use commercially reasonable efforts to obtain such consent. Seller shall promptly deliver to Purchaser any cash, checks or other property that it may receive after the Closing in respect of any accounts receivable or other asset constituting part of the Acquired Assets.

         12.7 Access to Information.

         (a) For a period of twelve (12) months after the Closing Date (the "Transition Period"), each party and their representatives shall have reasonable access to, and each shall have the right to photocopy, all of the books and records relating to the Business or the Acquired Assets, including all employee records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Unassumed Obligations, or other matters relating to or affected by the operation of the Business and the Acquired Assets. During the Transition Period, Purchaser agrees to provide Seller, during ordinary business hours and upon reasonable notice and at Seller's request, with reasonable access to employees of Purchaser for purposes of winding down the estates of Seller.

Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its Affiliates, (B) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege and
(C) no party need supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.7. If the party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select.

         (b) If Purchaser or any of its Affiliates receives any Excluded Asset or any proceeds or other amount payable in respect of any Excluded Asset, such Excluded Asset, proceeds or other amount shall be received and held in trust for the benefit of Seller and remitted to Seller as promptly as practicable. Purchaser further agrees to deliver to Seller a copy of any notices, correspondence or other writings received by Purchaser or any of its Affiliates to the extent applicable to any Excluded Asset or Unassumed Liability.

         12.8 Bankruptcy Protection. In the event Seller seeks bankruptcy protection under any chapter of Title 11 of the United States Code, Seller shall delay the filing of any bankruptcy petition for a period of at least 90 days after Closing. Furthermore, Seller and Parents shall each use their best efforts to dissuade any Third Party from commencing any involuntary bankruptcy proceedings against Seller under any chapter of Title 11 of the United States Code for a period of at least 90 days after Closing.

         12.9 Durham Pension Plan Dispute. Seller shall use its commercially reasonable efforts to settle or otherwise resolve prior to the Closing Date the dispute with Unisys set forth on Schedule 4.5 attached hereto regarding the Durham Pension Plan. On and after the Closing Date, Purchaser, as succeeding plan sponsor, shall assume the rights to negotiate and settle the dispute with Unisys; provided, however, that Purchaser shall not settle such dispute without the consent of Seller, such consent not to be unreasonably withheld.

         12.10 Insurance. Purchaser shall ensure that Seller is included as a co-insured party under the Purchaser's insurance policy or policies covering aircraft products liability until the sooner of (i) the date of the liquidation, dissolution and winding up of Seller or (ii) April 30, 2003.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 Expenses. Each of the parties shall pay all of his, her or its own costs and expenses relating to this transaction; provided, however, it is the intent of the parties hereto that none of the Acquired Assets shall be used by Seller or Parents to pay any costs or expenses incurred by Parents or Seller and that any and all costs and expenses actually paid by Seller or

Parents out of the Acquired Assets shall reduce the Purchase Price by an amount equal to the amount of such costs and expenses so paid.

         13.2 Modification; Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No supplement, modification, or amendment of this Agreement or any waiver of any provision contained herein shall be binding unless executed in writing by all the parties to be bound thereby.

         13.3 Notices and Other Communications. Every notice or other communication required or contemplated by this Agreement shall be in writing and shall be sent either by (a) personal delivery, (b) a nationally recognized overnight delivery service that provides written "proof of delivery", or (c) certified mail, postage prepaid, return receipt requested, addressed to the party for whom intended at the addresses indicated below following each party's name or at such other address as the intended recipient previously shall have designated by written notice to the other party. Notice by certified mail shall be effective on the date it is officially recorded as delivered to or refused by the intended recipient by return receipt.

         SELLER:                       Tecstar Electro Systems, Inc.
                                       c/o Don Julian, Inc.
                                       15251 Don Julian Road
                                       City of Industry, CA  91745
                                       Attn:    Bryon G. Borgardt
                                       Fax:     626/961-1897
                                       Tel:     626/934-6511

         WITH A COPY TO:               Union Bank of California, N.A.
                                       445 S. Figueroa Street
                                       Suite 403
                                       Los Angeles, CA  90071
                                       Attn:    Joel Steiner
                                       Fax:     213/236-6476
                                       Tel:     213/236-6565

         PURCHASER:                    Firstmark Corporation
                                       1801 Libbie Avenue
                                       Suite 201
                                       Richmond, Virginia 23226
                                       Attn:    H. William Coogan, Jr.
                                       Fax:     804/359-2351
                                       Tel:     804/240-8297

WITH A COPY TO:                        Firstmark Corporation
                                       2700 Via Fortuna
                                       Suite 400
                                       Austin, TX  78746
                                       Attn:    Kurt Rechner
                                       Fax:     512/306-1528
                                       Tel:     512/306-8222

         PARENTS:                      15251 Don Julian Road, Inc.
                                       15251 Don Julian Road
                                       City of Industry, CA  91745
                                       Attn:    Bryon G. Borgardt
                                       Fax:     626/961-1897
                                       Tel:     626/934-6511

                                       Don Julian, Inc.
                                       15251 Don Julian Road
                                       City of Industry, CA  91745
                                       Attn:    Bryon G. Borgardt
                                       Fax:     626/961-1897
                                       Tel:     626/934-6511

         13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument.

         13.5 Headings. The subject headings of the Sections and Paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         13.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon Third Parties any rights, remedies, Claims or causes of action (except as to the rights of the Agent Bank and the Bank Group to receive the Closing Cash and the Escrow Funds as provided herein).

         13.7 APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE DELAWARE PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

         13.8 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (which shall not be unreasonably withheld or delayed); except (i) that Purchaser may assign any of its rights and obligations hereunder to any Affiliate or subsidiary of Purchaser (whether wholly owned or otherwise), (ii) Purchaser may grant a security interest in its rights and interests hereunder to its lenders or other creditors, and (iii) as otherwise provided in this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations, claims, or liabilities under or by reason of this Agreement.

         13.9 Tax Matters.

         (a) Any sales, use, purchase, transfer, fixed asset, stamp, documentary stamp, use or other Taxes which may be payable by reason of the sale of the Acquired Assets under this Agreement or the transactions contemplated herein shall be equally borne and timely paid by Seller and Purchaser.

         (b) Purchaser shall, within the sooner of (i) 60 days after the Closing Date or (ii) 30 days of the date by which Seller's tax returns must be filed, prepare and deliver to Seller for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required to be treated as Purchase Price) among the Acquired Assets, Assumed Contracts and Assumed Equipment Leases (such schedule, the "Allocation"). If Seller raise any objection to the Allocation, Purchaser and Seller will negotiate in good faith to resolve such objection(s). Purchaser and Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith in any audits or examinations by any taxing authority; provided, however, that in the event of a dispute, no party shall be obligated to file Tax Returns consistent with the Allocation until the dispute is resolved or until the accounting firm referenced below shall have rendered its determination on the Allocation. Purchaser and Seller shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, the parties shall retain a nationally recognized accounting firm that is reasonably acceptable to Purchaser and Seller and which has no material relationship with Purchaser, Seller or their respective Affiliates or other material conflict to resolve such dispute. Such firm shall determine the Allocation within 30 days and such Allocation shall be final and binding on Seller and Purchaser. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 13.9(b) shall survive the Closing Date without limitation.

         13.10 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         13.11 Public Announcements. Except as required by law or in connection with the Chapter 11 Case, neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party(ies) hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned. Prior to making any public disclosure required by applicable law, the disclosing parties shall give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.

         13.12 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces any prior agreements or understandings with respect to such subject matter, including but not limited to the Letter of Intent dated May 3, 2002, but excluding the confidentiality agreement entered into by the parties hereto.

         13.13 No Survival. Representations and warranties of Seller and Purchaser contained in this Agreement or in any instrument delivered in connection herewith shall not survive the Closing.

         13.14 Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, the remainder of this Agreement shall remain effective and enforceable as to all other terms and conditions.

         13.15 Attorneys' Fees and Other Expenses. In the event any legal action or other proceeding is brought in connection with any of the terms of this Agreement or for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         13.16 Time. Time is of the essence with respect to this Agreement and the performance by the parties hereunder.

         13.17 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

         13.18 Further Assurances. At any time following the execution of this Agreement, each party agrees to execute and/or deliver such instruments or documents as may be reasonably requested by any other party to effectuate fully the purposes of this Agreement and vest in each party the rights and interests conferred upon such party under this Agreement.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

                           PURCHASER:

                           FIRSTMARK CORP.


                           By:  /s/ H. WILLIAM COOGAN, JR.
                              --------------------------------------------------
                           Name:    H. William Coogan, Jr.
                                ------------------------------------------------
                           Title:   Chairman, President and CEO
                                 -----------------------------------------------


                           SELLER:

                           TECSTAR ELECTRO SYSTEMS, INC.


                           By:  /s/ BRYON G. BORGARDT
                              --------------------------------------------------
                           Name:    Bryon G. Borgardt
                                ------------------------------------------------
                           Title:   Vice President
                                 -----------------------------------------------



                           PARENTS:

                           15251 DON JULIAN ROAD, INC.


                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------



                           DON JULIAN, INC.


                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------